Aradigm Corporation

International Scientific Advisory Agreement

This Agreement is made by Aradigm Corporation (“Aradigm”) and Babatunde Otulana, M.D., an individual (“Consultant”), effective the 1st of January, 2009, (the “Effective Date”) for the purpose of setting forth the exclusive terms and conditions by which Aradigm will acquire Consultant’s services.

In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Consultant for his or her services, the parties agree to the following

1. Engagement of Services.

Consultant, pursuant to the terms of this Agreement, is retained by Aradigm to provide the services as described in Exhibit A.

2. Payment for Services.

(a) In consideration for services specified in Exhibit A, Aradigm will grant to Consultant, subject to approval of Aradigm’s Board of Directors, a non-statutory stock option covering twenty thousand (20,000) shares of Aradigm’s common stock for up to eight (8) days of service. Such options shall be granted at the next Board of Directors meeting and shall vest quarterly over a two (2) year period from the Effective Date. In addition, Aradigm will pay the Consultant a fee of ten thousand dollars ($10,000). First installment ($5,000) will be made upon execution of the agreement, with the balance due on the first anniversary (January 1, 2010). Aradigm will pay the Consultant a fee based on a rate per day of one thousand two hundred dollars ($1,200) for each day beyond the eight (8) days of service.

(b) Aradigm will also reimburse Consultant for reasonable travel and other incidental expenses incurred by Consultant in performing the services under this Agreement; provided, however, that Aradigm shall not be obligated hereunder unless (i) Aradigm has agreed in advance to reimburse costs other than travel and accommodation costs associated with ISAB meetings, and (ii) Consultant provides Aradigm with appropriate receipts or other relevant documentation for all such costs as part of any submission for reimbursement.

3. Nondisclosure and Trade Secrets.

3.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and/or proprietary information relating to Aradigm’s technology know-how, trade secrets, data, inventions, developments, plans business practices, and strategies. Such confidential and/or proprietary information of Aradigm (collectively referred to as “Information”) may include but not be limited to: (i) confidential and/or proprietary information supplied to Consultant with the legend “Aradigm Confidential” or equivalent; (ii) Aradigm’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) Aradigm’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, AERx® drug delivery technology, AERx Strip® dosage forms and other related technology, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; or (v) information of third parties as to which Aradigm has an obligation of confidentiality.

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information is the sole, exclusive and extremely valuable property of Aradigm. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of Aradigm, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Consultant agrees to protect all Information of Aradigm with the same degree of care that it protects its own Information (which, in any event, shall be not less than a reasonable degree of care under the circumstances). Upon notice of termination of this Agreement for any reason, including expiration of term, or upon Aradigm’s request, Consultant agrees to cease using and to immediately return to Aradigm all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

3.2 Other Employer Information. Consultant agrees that he will not, during his engagement with Aradigm, improperly use or disclose any proprietary information or trade secrets of his former or concurrent clients, employers or companies, and that he will not bring onto the premises of Aradigm any unpublished documents or any property belonging to his former or concurrent clients, employers or companies unless consented to in writing by said employers or companies. .

3.3 Third Party Information. Consultant recognizes that Aradigm has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Aradigm’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he owes Aradigm and such third parties, both during the term of his engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with Aradigm’s agreement with the third party) or use it for the benefit of anyone other than Aradigm or such third party (consistent with Aradigm’s agreement with the third party).

4. Ownership of Work Product.

4.1 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Aradigm, or any person designated by Aradigm, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for Aradigm (“Aradigm Work Product”). Consultant represents that any Work Product relating to Aradigm’s business or any project which Consultant has made, conceived or reduced to practice at the time of signing this Agreement (“Prior Work Product”) has been disclosed in writing to Aradigm and attached to this Agreement as Exhibit B. If disclosure of any such Prior Work Product would cause Consultant to violate any prior confidentiality agreement, Consultant understands that it is not to list such Prior Work Product in Exhibit B but it will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Prior Work Product has not been made for that reason. A space is provided in Exhibit B for such purpose.

4.2 Ownership of Work Product. Consultant shall specifically describe and identify in Exhibit B all technology which (a) Consultant intends to use in performing under this Agreement, (b) is either owned solely by Consultant or licensed to Consultant with a right to sublicense and (c) is in existence in the form of a writing or working prototype prior to the Effective Date (“Background Technology”). Consultant agrees that any and all Inventions conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Aradigm.

4.3 Assignment of Aradigm Work Product. Except for Consultant’s rights in the Background Technology, Consultant irrevocably assigns to Aradigm or its designee, all right, title and interest worldwide in and to the Aradigm Work Product and all applicable intellectual property rights related to the Aradigm Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights, whether or not patentable or registerable under copyright or similar laws, (the “Proprietary Rights”). Except as set forth below, Consultant retains no rights to use the Aradigm Work Product and agrees not to challenge the validity of Aradigm’s ownership in the Aradigm Work Product. Consultant hereby grants to Aradigm a non-exclusive, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and publicly display in any form or medium, whether now known or later developed, distribute, make, use and sell Background Technology and any Prior Work Product incorporated or used in the Aradigm Work Product for the purpose of developing and marketing Aradigm products. Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the period of this agreement and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4.4 Waiver of Assignment of Other Rights. If Consultant has any rights to the Aradigm Work Product that cannot be assigned to Aradigm, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Aradigm with respect to such rights, and agrees, at Aradigm’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Aradigm Work Product that cannot be assigned to Aradigm or waived by Consultant, Consultant unconditionally and irrevocably grants to Aradigm during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

4.5 Assistance. Consultant agrees to cooperate with Aradigm or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Aradigm’s rights in Aradigm Work Product and to execute, when requested, any other documents deemed necessary by Aradigm to carry out the purpose of this Agreement. Consultant agrees to execute upon Aradigm’s request a signed transfer of copyright to Aradigm in the form attached to this Agreement as Exhibit D for all Aradigm Work Product subject to copyright protection, including, without limitation, computer programs, notes, sketches, drawings and reports.

4.6 Enforcement of Proprietary Rights. Consultant will assist Aradigm in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Aradigm Work Product in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Aradigm may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to Aradigm or its designee. Consultant’s obligation to assist Aradigm with respect to Proprietary Rights relating to such Aradigm Work Product in any and all countries shall continue beyond the termination of this Agreement, but Aradigm shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Aradigm’s request on such assistance.

4.7 Execution of Documents. In the event Aradigm is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding sections 4.5 and 4.6, Consultant hereby irrevocably designates and appoints Aradigm and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to Aradigm any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Aradigm.

4.8 Exception to Assignments. Consultant understands that the provisions of this Agreement requiring assignment of inventions and works of authorship to Aradigm do not apply to any invention which qualifies fully under the provisions of the California Labor Code Section 2870 (attached hereto as Exhibit C). Consultant will advise Aradigm promptly in writing of any inventions or works of authorship which Consultant believes meet the criteria in California Labor Code Section 2870 and not otherwise disclosed in Exhibit B.

4.9 Obligation to Keep Aradigm Informed. During the term of this Agreement, and for one (1) year after its termination for any reason, Consultant will promptly disclose to Aradigm fully and in writing all patent applications filed by him or on his behalf.

5. Conflicting Engagements.

Consultant will notify Aradigm in writing prior to entering into any employment or consulting arrangement with one or more third parties which involves subject matter substantially similar to services Consultant is to provide hereunder or which is provided for the benefit of third parties who are competitors of Aradigm. During the term of this Agreement, Consultant shall not accept any employment or consulting work which conflicts with Consultant’s obligations to Aradigm hereunder or which may involve use or disclosure of Information other than as permitted hereunder.

6. Term; Termination.

Unless otherwise terminated, the term of this Agreement shall be for two (2) years from the Effective Date. Either Aradigm or Consultant may terminate this Agreement upon thirty (30) days prior written notice to the other. In the event this Agreement is terminated, Consultant shall, promptly upon termination, return all Information (including all copies thereof) as provided in Section 3, deliver all Work Product and related documentation to Aradigm, and provide Aradigm with an invoice for any work provided by Consultant for which compensation has not already been paid. If compensation has been advanced to Consultant, Consultant shall reimburse any amounts for which work has not been performed prior to the date of the notice of termination. Sections 3, 4 and 8 shall survive the termination of this Agreement for any reason, including expiration of the term of this Agreement.

7. Independent Contractor.

Consultant is an independent contractor, is not an agent or employee of Aradigm and is not authorized to act on behalf of Aradigm. Consultant will not be eligible for any employee benefits, nor will Aradigm make deductions from any amounts payable to Consultant for taxes. Payment of all taxes due on any amounts paid to Consultant hereunder shall be the sole responsibility of Consultant.

8. General.

The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and assigns, except that Consultant may not delegate or assign any of his or her obligations or rights under this Agreement without Aradigm’s prior written consent. If Consultant assigns any rights or delegates any obligations without Aradigm’s prior written consent, then such assignment or delegation shall be null and void. This Agreement and Exhibit A, attached hereto and hereby incorporated herein, constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such provision shall be deemed deleted from the Agreement and such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the State of California, excluding its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given either upon personal delivery, one (1) day after being sent by overnight delivery service, three (3) days after the date of mailing if sent by certified or registered mail, postage prepaid, or on the day of transmission by facsimile, provided that the notifying party confirms receipt of such transmission with the other party by telephone. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

ARADIGM CONSULTANT

Signature:	/s/ Igor Gonda	Signature:	/s/ Babatunde Otulana

Date:	12/12/08	Date:	12/12/08

Name:	Igor Gonda	Name:	Tunde Otulana, M.D.
Title:	Chief Executive Officer	Title:
Address:	Aradigm Corporation 3929 Point Eden Way Hayward, CA 94545	Address:	On file with Aradigm
Phone:	(510) 265-9000	Phone:	On file with Aradigm

EXHIBIT A

Description of services to be provided from January 1, 2009 to December 31, 2010:

•	Consulting services:

1. Serve as a member of Aradigm’s scientific advisory board (“SAB”) and perform the duties of a member to be decided upon by the mutual agreement of Aradigm, the chairman of the SAB and its members.

2. Meet with other SAB members, review goals of Aradigm and develop strategies for achieving them.

3. Provide advice, support, theories, techniques and improvements in Aradigm’s scientific research and product development activities.

4. The services that are the subject of this Agreement consist of: (1) assisting Aradigm with selection of drug development candidates; (2) clinical critique of product development; (3) assistance with the design and analysis of clinical trials; and (4) discussions with third parties designated by Aradigm with respect to Aradigm’s business. Consultant has performed, and will continue to perform, these services for Aradigm in good faith and to the best of Consultant’s ability, upon Aradigm’s request at places and times agreeable to Aradigm and Consultant.

•	All invoices will be submitted to the attention of: Accounting Department, Aradigm Corporation, 3929 Point Eden Way, Hayward, CA 94545.

•	Igor Gonda, Ph.D. is the primary Aradigm contact, with the assistance of Kathy Pitta.

Exhibit B

Prior Work Product Disclosure

EXCEPT AS LISTED IN SECTION 2 BELOW, THE FOLLOWING IS A COMPLETE LIST OF ALL PRIOR WORK PRODUCT THAT HAVE BEEN MADE OR CONCEIVED OR FIRST REDUCED TO PRACTICE BY CONSULTANT ALONE OR JOINTLY WITH OTHERS PRIOR TO MY ENGAGEMENT BY ARADIGM:

No inventions or improvements.

See below:

Additional sheets attached.

DUE TO A PRIOR CONFIDENTIALITY AGREEMENT, CONSULTANT CANNOT COMPLETE THE DISCLOSURE UNDER SECTION 1 ABOVE WITH RESPECT TO INVENTIONS OR IMPROVEMENTS GENERALLY LISTED BELOW, THE PROPRIETARY RIGHTS AND DUTY OF CONFIDENTIALITY WITH RESPECT TO WHICH CONTRACTOR OWES TO THE FOLLOWING PARTY(IES):

Invention or Improvement Party(ies) Relationship

1.
2.
3.

Additional sheets attached.

Background Technology Disclosure

The following is a list of all Background Technology which Consultant intends to use in performing under this Agreement:

EXHIBIT C

CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS;
ASSIGNMENT OF RIGHTS

"(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit D

Assignment of Copyright

For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to Aradigm Corporation, a California corporation, and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):

Title:

Author(s):

Copyright Office Identification No. (if any):

and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto.

Executed this      day of      , 20     .

Signature:

Printed Name: